DATED June 26, 2020	Certain identified information, marked by [***], has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

eden springs uk limited	(1)
and
steven kitching	(2)

AMENDED AND RESTATED CONTRACT OF EMPLOYMENT

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DATE OF AMENDED AND RESTATEED AGREEMENT	June 26, 2020
PARTIES
(1)	EDEN SPRINGS UK LIMITED (Company Number 04063744) whose registered office is at Unit D Fleming Centre, Fleming Way, Crawley, United Kingdom, RH10 9NN (the "Company")
(2)	steven kitching of [***] ("You")
IT IS AGREED THAT:
•DEFINITIONS AND INTERPRETATION
a.In this agreement the following words and phrases shall have the following meaning:
"Group" means the Company, its subsidiaries, any holding company of the Company and any subsidiary of such holding company (all as defined in section 1159 of the Companies Act 2006) and any associated company (which expression shall mean any other company of which the Company or its holding company or any subsidiary of the Company or its holding company beneficially holds not less than 20% of the equity share capital) and any reference to "Group Company" shall be construed accordingly.
"Intellectual Property Rights" means any copyrights, rights in designs, registered designs, trademarks, service marks, the goodwill in any trademarks, rights in confidential information, rights in and to any inventions, patents, design patents, utility patents and the right to apply for and be granted any of these rights and the right to claim priority from any such application.
b.Any reference to a statutory provision includes all re-enactments and modifications of that provision and any regulations made under it or them.
c.The headings in this agreement are for convenience only. They do not form part of this agreement and do not affect its interpretation.
•COMMENCEMENT
Your employment under this agreement will begin on the date of this agreement and end on December 31, 2022, unless you and the Company agree to mutually extend the term (the “Term”). For statutory purposes your period of continuous employment commenced on 14 July 2008.
•JOB TITLE/DUTIES
d.Your job title is President International on behalf of the Eden Springs Group (the “Role”). The Role will also encompass your current role as UK Chairman although this standalone role will no longer exist from the date that you take up the Role. From 26 June 2020, your employer will be Eden Springs UK Limited. You will report to Thomas Harrington, the Chief Executive Officer of Primo Water Corporation (“Primo”).
e.You acknowledge and agree that you will at all times during your employment (including during any period of suspension or while on garden leave in accordance with clause 17.3), be subject to a duty of goodwill, trust, confidence, exclusive service, faith and fidelity to the Company. These duties include, without limitation, the obligation throughout the duration of this agreement:

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i.not to compete with any Group Company;
ii.not to make preparations (during such hours as you should be providing services under this agreement) to compete with any Group Company after this agreement has terminated;
iii.not to solicit in competition with any Group Company any customer or customers of any Group Company;
iv.not to entertain invitations to provide services either in a personal capacity or on behalf of any third party from actual or prospective customers of any Group Company where such invitations relate to services which could be provided by any Group Company;
v.not to offer employment elsewhere to employees of any Group Company;
vi.not to copy or memorise Confidential Information (as defined in clause 13) or trade secrets of any Group Company with a view to using or disclosing such information for a purpose other than for the benefit of any Group Company;
vii.not without the prior written consent of the Company engage in any form of business or employment other than your employment with the Group whether inside or outside your normal hours of work. In the event permission is granted for you to engage in other employment outside your normal hours of work, you are required to notify the Company of the hours worked each week and to discontinue it if an actual or potential conflict of interest between that activity and your work for the Company arises; and
viii.not to encourage, procure or assist any third party to do anything which, if done by you, would be a breach of (a) to (f) above.
•TRAVel AND PLACE OF WORK
f.You may be required to travel on Company business. This may involve travelling outside normal business hours and at weekends and bank or public holidays should the need arise. Reasonable expenses will be paid for such travel as detailed in clause 7.
g.During the Term, you have agreed to spend 24 months on assignment in Barcelona, Spain (the “Assignment”).
•REMUNERATION
You will be paid £276,667 (the Salary) gross per annum for the performance of your duties which will be paid monthly in arrears by BACS on or before the last working day of each month. Your Salary accrues daily and will be credited directly to your bank account in the United Kingdom (UK), less tax and employee National Insurance contributions. You may be subject to tax and social security contributions in Spain. The Company shall make whatever deductions for tax or other social security contributions as are necessary and which we may be advised to make, either in the UK or Spain; provided that the Company agrees that it will be responsible for any

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additional tax owed by you or your spouse during the Term over and above the amount that would have been due had you remained working full-time in the UK.
•BONUS TARGET and ltip
h.The amount of your bonus target is 75% of your Salary.
i.Please note that the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.
j.You will be entitled to receive a one-time long-term incentive (“LTI”) award equivalent to USD $200,000 comprised of time-based restricted share units granted to you on June 26, 2020. The time-based restricted share units will vest ratably in two equal annual installments from the grant date. The LTI award, including the vesting terms, will be governed by Primo’s equity incentive plans and your award agreement. You will be eligible for future LTI awards commencing with the 2020 annual awards at target that will be based on your performance and will be in line with similar peer positions at the Company. Annual grants are issued following approval by Primo’s Human Resources and Compensation Committee at its regularly scheduled meetings in December.
k.Upon the termination of your employment at the end of the Term, you will be deemed to be a good leaver for the purposes of your bonus and any LTI you may be entitled to receive, subject to the other terms of those schemes as amended from time to time.
•BUSINESS AND LIVING EXPENSES
You will be reimbursed for all reasonable travelling, hotel and other business expenses incurred by you in or about the proper performance of your duties and properly authorised by the CEO. You must produce evidence of your expenses in the form required by the Company from time to time and you must claim your expenses in the manner specified by the Company from time to time. The Company reserves the right to refuse to reimburse expenses for which no satisfactory evidence has been produced.
In addition to the above, during the Assignment, the Company shall be responsible for leasing a residence for you in Barcelona, Spain, up to a maximum monthly leasing cost of €5,000 (Five Thousand Euros), and the Company agrees to pay any applicable property taxes and insurance in connection with the leasing of the residence.
•The Company shall also be responsible for the costs incurred by you or your spouse in connection with the preparation of your tax filings in the UK and Spain, including any tax filings made after the end of the Term for the tax period occurring during the Term. PENSION SCHEME
You have provided the Company with a certificate from HMRC, which confirms that you are protected for tax purposes under HMRC’s Fixed Protection 2014 requirements. Accordingly, the Company has not automatically enrolled you in its pension scheme and as such, you have no pension with the Company.

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•CAR ALLOWANCE
The Company will provide you with an annual car allowance of £12,000 to be paid in equal monthly instalments (less tax and employee National Insurance) with your Salary. For the avoidance of doubt, the car allowance is not included in your basic pay and will not count towards other terms and conditions of employment which are related to your basic pay.
•OTHER BENEFITS
During this agreement you will be eligible to participate at the Company's expense in the Company's:
i.life assurance scheme; and
ii.private medical expenses insurance scheme (immediate family cover).
•The Company shall make available to you and your dependents (if any) a health insurance plan with a reasonable number of providers in the Barcelona area, and – through Eden Springs – shall pay 100% of your health insurance premiums. HOLIDAYS
l.You are entitled to eight weeks’ paid holiday in each complete holiday year, which is exclusive of bank/public holidays in the UK or Spain. The rate of pay due in respect of each bank holiday or working day’s paid holiday will consist of the proportion of your Salary that is relative to the normal hours of work of the day in question.
m.Entitlement to holidays and holiday pay cannot be carried over to the next holiday year or brought forward except by prior written agreement from the Company. There is no payment in lieu in respect of any holiday untaken at the end of the holiday year.
n.On termination of your employment, your entitlement to accrued holiday pay will be directly in proportion to your service during the holiday year in which the termination took place. If on termination of employment you have taken holidays in excess of the holidays equivalent to the proportion of the holiday year in which you have been employed by the Company up to the date of termination, the Company will be entitled to deduct from any sums payable to you a sum in respect of each day’s holiday taken in excess of such entitlement.
•INCAPACITY
o.Information relating to the Company’s sickness procedure and your entitlement to sick pay can be found in the Staff Handbook. Any Company sick pay paid in addition to Statutory Sick Pay is paid at the absolute discretion of the Company.
p.If you are absent by reason of sickness, injury or other incapacity, you agree at the request of the Company to undergo one or more medical examinations performed by a doctor appointed and paid for by the Company. You authorise the Company to have unconditional access to any report produced as a result of such examination and to any relevant medical information held on you by your own doctor.
•CONFIDENTIALITY

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q.During your employment, you will be exposed to information about the business, technology, processes, products, plans, financial or other information or data of the Group and that of the Group’s suppliers and customers which may amount to a trade secret, be confidential or commercially sensitive and which if misused or disclosed could cause significant harm to the Group. Such information, whether communicated to you in writing, on computer disk or in any other medium (and whether or not it is marked as confidential), is referred to in this agreement as "Confidential Information" and includes without limitation:
i.details of how the Group prices its products or services including any discounts or non-standard terms offered to any clients;
ii.the Group's Intellectual Property Rights;
iii.information relating to the Group's suppliers and the terms and conditions (including any prices and discounts) agreed with them;
iv.information relating to the Group's clients or customers and the terms and conditions (including any prices and discounts) agreed with them;
v.research and development projects of the Group;
vi.the Group's marketing and sales strategies and plans;
vii.potential acquisitions and disposals by the Group;
viii.the Group's financial and sales performance;
ix.any processes, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Group; and
x.any other categories of confidential information that we want to protect and which we notify to you in writing as being confidential or which by its nature or the surrounding circumstances is clearly confidential.
r.You will not during the term of this agreement or following its termination use, disclose or permit to be used or disclosed (except in connection with the performance of your duties or as required by law) any Confidential Information.
s.The restrictions contained in this clause do not apply to:
i.any disclosure authorised by the Company or required in the ordinary and proper course of your employment or as required by the order of a court of competent jurisdiction or an appropriate regulatory authority or otherwise required by obligation of public law;
ii.any information that you can demonstrate was known to you prior to the commencement of your employment by any Group Company;
iii.any information which is already in, or comes into, the public domain other than through your unauthorised disclosure or breach of confidence; or

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iv.any information being a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
t.The provisions of this clause 13 shall survive any termination of this agreement and shall remain in force in relation to any item of Confidential Information for so long as it is still properly regarded by the Company as being confidential.
•INTELLECTUAL PROPERTY
u.You will promptly disclose in writing to us full details of any works of any nature which you make (alone or with others) during the course of your employment with us.
v.Subject to sections 39 – 42 of the Patents Act 1977, all Intellectual Property Rights existing (or which may in the future exist) in any works created by you during the course of your employment or by using materials, tools, information or opportunities made available to you through your employment shall belong to us and you hereby assign all such Intellectual Property Rights to us, free from all encumbrances.
w.Subject to sections 39 – 42 of the Patents Act 1977, if required by us to do so, whether during or after the termination of your employment, you will sign any documents and do anything necessary to give effect to this clause 14.
x.You hereby waive, on a worldwide basis, in favour of us all your rights pursuant to sections 77 - 89 inclusive of the Copyright Designs and Patent Act 1988 in any works you may create during the course of your employment.
y.You hereby appoint the Company to be your attorney in your name and on your behalf to execute or complete any document or do any such thing and generally to use your name for the purposes of giving to us (or our nominee or successors) the full benefit of the provisions of this clause 14.
z.The provisions of this clause 14 shall remain in full force and effect following any termination of this agreement for any reason, whether such termination is lawful or not.
•RESTRICTIVE COVENANTS
aa.You agree that you will comply with the post-termination obligations set out in Schedule 1 of this agreement.
ab.You will not, either during your employment or at any time after its termination, knowingly make any untrue or misleading statement in relation to any Group Company and you should not from the date your employment is terminated represent yourself as still being employed by or connected with any Group Company unless the particulars are specifically agreed in writing with the Company.
ac.If you apply for or are offered new employment or a new appointment or engagement before entering into any related contract, you agree to bring the terms of Schedule 1 of this agreement to the attention of a third party proposing directly or indirectly to employ, engage or appoint you.
•DISCIPLINARY AND GRIEVANCE PROCEDURES

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ad.The Company's disciplinary and grievance procedures are set out in the Staff Handbook. Those procedures do not form part of your contract of employment.
ae.If you have any grievance relating to your employment, you should raise it in the first instance with the CEO, in accordance with the Company’s grievance procedure.
af.If you are dissatisfied with any disciplinary decision taken against you, you may appeal to the CEO within 5 working days.
•TERMINATION
ag.Your employment shall automatically terminate at the end of the Term without written notice or payment in lieu of notice. The period of written notice required to be given by you or by the Company to terminate your employment prior to the end of the Term shall be 9 months’.
ah.The Company reserves the right to dismiss you without notice or payment in lieu of notice if it has reasonable grounds to believe you are guilty of gross misconduct or gross negligence or if there are other substantial grounds justifying your immediate dismissal including any significant breach of your contractual obligations.
ai.During any period of notice, and provided that the Company continues to pay your Salary and all benefits to which you are contractually entitled (or to pay a sum in lieu of the value of such benefits) until the termination of your employment, you agree that the Company is entitled at its absolute discretion to place you on garden leave. During any such period of garden leave you must not, except as authorised by the Company:
i.attend any premises of any Group Company during the remaining period of your notice (or any part of such period); and
ii.make contact (including socially) with any employees, agents, suppliers or customers or clients of any Group Company except as directed by the Company during the remaining period of your notice (or any part of such period).
aj.In addition to clause 17.3, during any period of garden leave, the Company may require you to:
i.not carry out your duties or exercise your responsibilities under this agreement during the remaining period of your notice period (or any part of such period);
ii.return to the Company all documents, computer disks, laptop computers, Blackberry, mobile telephone, iPhones or similar devices and other property (including summaries, extracts or copies) belonging to the Company (or any Group Company or to its or their clients or customers;
iii.carry out exceptional duties or special projects outside the normal scope of your duties and responsibilities.
ak.Whether or not either party has served notice to terminate this agreement under clause 17.1, the Company may, at its absolute discretion, terminate your employment

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at any time by notifying you in writing that it is exercising its right under this clause 17.5 to dismiss you with immediate effect and that it will be making a payment to you in line with the provisions of this clause 17.5 and of clause 17.6. Such a payment will be equivalent to your basic annual salary and contractual benefits (subject to deduction of tax and National Insurance contributions) which would have been payable during your notice period or any unexpired balance thereof.
al.We reserve the right to pay any sums due under clause 17.5 in equal monthly instalments during what would have been the unexpired portion of your contractual notice period.
am.If we terminate your employment without the written notification referred to in clause 17.5 then you will have no contractual entitlement to the pay in lieu of notice referred to in that clause.
•DEDUCTIONS
For the purposes of the Employment Rights Act 1996, you authorise the Company at any time during the continuance of this agreement and in any event on termination howsoever arising, to deduct from your remuneration (which for this purpose includes Salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by you to any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to you, the cost of repairing any damage or loss to the Company's property caused by you and any loss suffered by the Company as a result of any neglect or breach of duty by you.
•DATA PROTECTION
an.The Company places the highest importance on compliance with all applicable data protection laws in force from time to time, including but not limited to the General Data Protection Regulation as enacted into UK law (“Data Protection Laws”).
ao.The Company shall hold and process personal data (including special categories of personal data) relating to you in manual and automated filing systems.  Details about how and why the Company generally processes employee personal data (including your personal data) are set out in the Company's staff privacy notice, the current version of which is available from HR.  By entering into this agreement, you confirm that you have read and understood the Company's staff privacy notice.
ap.It is important that all Company employees take appropriate steps to protect personal data and use it lawfully.  Accordingly, you shall treat all personal data relating to any person, whether within or outside the Company, which you acquire in the proper course of your employment in effect as if it were confidential information of the Company and shall not do or omit to do anything that would put the Company in breach of Data Protection Laws.  You also confirm that you will comply with the Company’s current data protection policy and other Company policies relating to the security and use of personal data, copies of which are available from HR. A failure to comply with these policies may be dealt with under the Company’s disciplinary procedure and, in deliberate or very serious cases of data misuse, may be treated as gross misconduct potentially leading to summary dismissal.
aq.You agree to keep the Company informed of any changes to your personal data.

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•COLLECTIVE AGREEMENTS
There are no collective agreements with trade unions that directly affect the terms and conditions of your employment.
•NOTICES
ar.Any notice to be given under this agreement to you may be given to you personally or sent to you by pre-paid first class letter addressed to you at your last known place of residence. Any notice to be given to the Company should be addressed to the Chief Executive Officer of Primo with a copy to the Chief Legal Officer and may be served by leaving it at or sending it by pre-paid first class letter to him at our registered office for the time being.
as.Any such notice will be deemed to have been received: if delivered personally, at the time the notice is left at the address or given to the addressee; or in the case of pre-paid first class post, at 9am on the second business day after posting.
•ENTIRE AGREEMENT
This agreement constitutes the entire agreement between the parties and cancels and is in substitution for all previous letters of engagement, agreements, representations, offers and arrangements (whether oral or in writing) relating to your employment, all of which shall be deemed to have been terminated by mutual consent with effect from the date on which your employment commenced.
•CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
No person (including your spouse or civil partner or dependants) other than a party to this agreement has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce the terms of this agreement.
•SEVERANCE
If any provision or part of this agreement is held to be invalid or unenforceable:
i.such provision shall be deemed deleted and severed from this agreement;
ii.amendments to this agreement may be made by the addition or deletion of wording as appropriate to replace the invalid part or provision with such provision that retains the closest possible effect to the invalid provision or part and is both valid and enforceable; and
iii.the validity and enforceability of the other provisions of this agreement shall not be affected.
•GOVERNING LAW AND JURISDICTION
at.This agreement will be governed by and construed in accordance with the law of England and Wales.

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au.The parties submit to the exclusive jurisdiction of the courts of England and Wales in connection with any claim, dispute or matter arising out of or relating to this agreement.
av.Any delay by the Company in exercising any of its rights under this agreement will not constitute a waiver of such rights.

Schedule 1.

Post-Termination Obligations

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You agree to be bound by the restrictive covenants as set out in this Schedule 1 in order to protect the Confidential Information and business connections of the Company and each Group Company to which you have access as a result of your employment.

i.You undertake that you will not without the Company's prior written approval, whether by yourself or on behalf of any other person, firm or company whether directly or indirectly:
(1)during the period of 12 months following the termination of your employment solicit or seek to obtain orders for Restricted Services and/or Restricted Products from any Restricted Customer;
(2)during the period of 12 months following the termination of your employment provide any Restricted Services and/or Restricted Products to any Restricted Customer;
(3)during the period of 12 months following the termination of your employment persuade or attempt to persuade any Restricted Employee to terminate their employment with the Company or any Group Company whether or not that employee is thereby in breach of their own contract with the Company or any Group Company;
(4)during the period of 12 months following the termination of your employment be engaged, concerned or interested, whether as a principal, shareholder, partner, employee, or agent or otherwise, or provide technical, commercial or professional advice to, any business which supplies Restricted Products and/or Restricted Services in competition with any Group Company.
ii.For the purposes of clause 1.1 the following words and phrases shall have the following meanings:
(1)"Restricted Customer" means any person, firm or company who is or was a client or customer of the Company or any Group Company for the sale or supply of Restricted Services and/or Restricted Products or in the habit of dealing with the Company or any Group Company for the sale or supply of Restricted Services and/or Restricted Products during the last 12 months of your employment.
(2)"Restricted Employee" means any person employed by the Company or any Group Company at the date on which your employment is terminated who is a senior manager, senior new business person or executive or is of the same or similar grade to you.
(3)"Restricted Products" means products of the same kind or of a materially similar kind as those provided by the Company or any Group Companyduring the 12 months immediately prior to the termination of your employment.
(4)"Restricted Services" means services of the same kind or of a materially similar kind as those provided by the Company or any Group Company during the 12 months immediately prior to the termination of your employment.

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iii.Each of these covenants is independent and severable from the other covenants and enforceable accordingly. If any covenant is unenforceable for any reason but would be enforceable if part of the wording was deleted, it will apply with such deletions as may be necessary to make it valid and enforceable.
iv.The duration of these restrictive covenants is reduced by an amount equal to the time that we place you on garden leave.
v.None of the restrictions in Clause1.1 shall prevent you from holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange.

IN WITNESS of which this agreement has been executed and, on the date set out above, delivered as a deed.

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EXECUTED as a deed by EDEN SPRINGS UK LIMITED acting by a director in the presence of:
Director
Signature :
Name :
Witness
Signature :
Name :
Occupation :
Address :

SIGNED as a deed by steven kitching in the presence of:
Witness
Signature :
Name :
Occupation :
Address :

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